Exhibit 99.1
For Immediate Release
Contact:
Patrick Pedonti
Chief Financial Officer
Tel: +1-860-298-4738
E-mail: InvestorRelations@sscinc.com
SS&C Announces Partial Redemption of 11 3/4% Senior Subordinated Notes
WINDSOR, CT — April 26, 2010 — SS&C Technologies Holdings, Inc. (NASDAQ: SSNC), a global provider of financial services software and software-enabled services, today announced that its subsidiary, SS&C Technologies, Inc., has issued a notice of redemption for $71,750,000 in aggregate principal amount outstanding of its 11 3/4% Senior Subordinated Notes due 2013, at a redemption price equal to $1,058.75 per $1,000 of principal amount, plus accrued and unpaid interest on such amount to, but excluding, May 24, 2010. Upon completion of the redemption, $133,250,000 in aggregate principal amount of the notes will remain outstanding.
Interest on the redeemed portion of the notes will cease to accrue on and after May 24, 2010. The redemption is being funded with a portion of the cash proceeds from the initial public offering of SS&C Technologies Holdings, Inc.
A Notice of Redemption is being distributed by Wells Fargo Bank, the trustee for the notes, to the registered holders of the notes. Copies of the Notice of Redemption and additional information relating to the procedure for redemption may be obtained from Wells Fargo Bank by calling 800-344-5128, option 0.
About SS&C Technologies Holdings, Inc.
SS&C delivers investment and financial management software and related services focused exclusively on the financial services industry. By leveraging expertise in common investment business functions, SS&C cost effectively serves clients in the following market verticals: 1) insurance entities and pension funds, 2) institutional asset management, 3) alternative investment management 4) treasury, banks and credit unions, 5) municipal finance, 6) real estate property management, 7) commercial lending, and 8) financial markets. Additional information is available at www.ssctech.com.